Exhibit 99.1
FOR IMMEDIATE RELEASE
REGENERON REPORTS THIRD QUARTER
FINANCIAL AND OPERATING RESULTS
Tarrytown, New York (November 6, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the third quarter of 2006. The Company reported a net loss of $27.4 million, or $0.48 per share (basic and diluted), for the third quarter of 2006 compared with a net loss of $34.7 million, or $0.62 per share (basic and diluted), for the third quarter of 2005. The Company reported a net loss of $71.4 million, or $1.25 per share (basic and diluted), for the nine months ended September 30, 2006 compared with a net loss of $65.8 million, or $1.18 per share (basic and diluted), for the same period in 2005. Results for the first nine months of 2005 included other contract income of $30.6 million resulting from one-time, non-recurring payments of $25.0 million from the sanofi-aventis Group and $5.6 million from The Procter & Gamble Company in connection with amendments to the Company’s collaboration agreements with sanofi-aventis and Procter & Gamble.
At September 30, 2006, cash and marketable securities totaled $289.6 million compared with $316.7 million at December 31, 2005. On October 18, 2006, the Company entered into a collaboration agreement with Bayer HealthCare, as described below, and Bayer made an up-front payment to the Company of $75.0 million. The Company’s $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in October 2008.
Current Business Highlights
In the third quarter of 2006, Regeneron reported expanded clinical development programs for its lead product candidates in oncology, eye disease, and inflammatory indications. In oncology, Regeneron’s Vascular Endothelial Growth Factor (VEGF) Trap is being developed in collaboration with sanofi-aventis. The development program in oncology is expected to total over $400 million over the next several years, which will be funded by sanofi-aventis. In eye disease, the Company recently announced a collaboration with Bayer HealthCare for the development of the VEGF Trap-Eye, a specially purified and formulated form of the VEGF Trap for use in intraocular applications. The development program in eye disease is expected to total over $250 million over the next several years, with the Company and Bayer HealthCare sharing the costs. The Company is independently developing the Interleukin-1 Trap (IL-1 Trap) for certain inflammatory indications.
Regeneron and sanofi-aventis recently expanded their Phase 2 single-agent program for the VEGF Trap in cancer patients. Currently, sanofi-aventis and Regeneron are conducting three Phase 2 studies, with patient enrollment underway in advanced ovarian cancer (AOC), non-small cell lung adenocarcinoma (NSCLA), and AOC patients with symptomatic malignant ascites (SMA). In addition, four new Phase 2 single-agent studies are beginning in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) in metastatic breast cancer, metastatic or unresectable kidney cancer, recurrent ovarian cancer, and recurrent malignant gliomas. The companies are working to finalize plans with NCI/CTEP for at least six additional trials in different cancer types.
Sanofi-aventis and Regeneron intend to conduct three Phase 3 trials evaluating the safety and efficacy of the VEGF Trap in combination with standard chemotherapy regimens in specific cancer types, the first of which is planned to begin in early 2007. Five safety and tolerability studies of the VEGF Trap in combination with standard chemotherapy regimens are in progress in a variety of cancer types to support the planned Phase 3 clinical program. The companies have previously summarized information from two of these safety and tolerability trials. One study is evaluating the

VEGF Trap in combination with oxaliplatin, 5-flourouracil, and leucovorin (FOLFOX4) in a Phase 1 trial of patients with advanced solid tumors. Another study is evaluating the VEGF Trap in combination with irinotecan, 5-fluorouracil, and leucovorin (LV5FU2-CPT11) in a Phase 1 trial of patients with advanced solid tumors. Abstracts published in the 2006 ASCO Annual Meeting Proceedings reported that the VEGF Trap could be safely combined with either FOLFOX4 or LV5FU2-CPT11 at the dose levels studied. The maximum tolerated doses in these studies have not yet been reached, and dose escalation is continuing.
In October 2006, Bayer HealthCare and Regeneron announced that the companies had entered into a collaboration agreement for the development and commercialization of the VEGF Trap-Eye outside the United States. Under the agreement, Bayer and Regeneron will collaborate and share the costs of development of the VEGF Trap-Eye through an integrated global plan that encompasses the neovascular form of age-related macular degeneration (wet AMD), diabetic eye diseases, and other eye diseases and disorders. The companies will share equally in profits from ex-U.S. sales of the VEGF Trap-Eye. Within the U.S., Regeneron has retained exclusive commercialization rights in all indications and will retain 100% of all profits from any such sales. Regeneron can earn up to $110 million in total development and regulatory milestones related to the development of the VEGF Trap-Eye and marketing approvals in major market countries outside the U.S. Regeneron can also earn up to $135 million in sales milestones if total annual ex-U.S. sales of the VEGF Trap-Eye achieve certain specified levels starting at $200 million. If a VEGF Trap-Eye product is granted marketing authorization in a major market country outside the U.S., Regeneron, from its 50% share of VEGF Trap-Eye profits outside the U.S., will reimburse Bayer for 50% of the development costs that Bayer has incurred.
In the clinical development program for the VEGF Trap-Eye, the companies currently are recruiting for a 150 patient, 12 week, Phase 2 trial of the VEGF Trap-Eye in wet AMD. This trial follows positive results from the Phase 1 study, which were presented at the

May 2006 Annual Meeting of the Association for Research in Vision and Ophthalmology (ARVO) and recently updated at the American Society of Retinal Specialists (ASRS) annual meeting in Cannes, France. The Phase 2 trial is evaluating the safety and biological effect of repeated intravitreal (ITV) administration of the VEGF Trap-Eye using different doses and different dosing regimens. A Phase 3 trial of the VEGF Trap-Eye in wet AMD is planned to begin in early 2007.
In October 2006, Regeneron announced positive data from a Phase 3 clinical program designed to provide two separate demonstrations of efficacy for the investigational drug IL-1 Trap (rilonacept) within a single group of patients suffering from a rare chronic disease known as CAPS (CIAS1-related autoinflammatory periodic syndromes). The Phase 3 program of the IL-1 Trap included two studies (Part A and Part B). Both studies met their primary endpoints (Part A: p < 0.0001 and Part B: p < 0.001). The primary endpoint of both studies was the change in disease activity, which was measured using a composite symptom score composed of a daily evaluation of fever/chills, rash, fatigue, joint pain, and eye redness/pain.
Regeneron plans to submit a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for CAPS in the second quarter of 2007, following completion of a 24-week open-label extension phase. The FDA has granted Orphan Drug status and Fast Track designation to the IL-1 Trap for the treatment of CAPS. Regeneron also is evaluating the potential use of the IL-1 Trap in other indications in which IL-1 may play a role. In particular, based on preclinical evidence that IL-1 appears to play a critical role in gout, the Company is preparing to initiate an exploratory study in gout in early 2007. In an ongoing pilot study in systemic juvenile idiopathic arthritis (SJIA), we observed evidence of biological activity and clinical response, but also noted clinical variability across the SJIA patients. While we continue to evaluate the IL-1 Trap in these patients, no new studies in SJIA are currently planned.

In September 2006, the Company was awarded a five-year grant from the National Institutes of Health (NIH) as part of the NIH’s Knockout Mouse Project. The goal of the Knockout Mouse Project is to build a comprehensive and broadly available resource of knockout mice to accelerate the understanding of gene function and human diseases. Regeneron will use its VelociGene® technology to take aim at 3,500 of the most difficult genes to target and which are not currently the focus of other large-scale knockout mouse programs. Under the NIH grant, Regeneron will be entitled to receive a minimum of $18.9 million over the five-year period.
VelociGene, along with VelocImmune®, Regeneron’s novel technology for producing fully human monoclonal antibodies, are part of the Company’s suite of proprietary, inter-related technology platforms that is designed to provide Regeneron with its next generation of therapeutic drug candidates. Regeneron plans to move two new antibody candidates into clinical trials each year going forward beginning in 2007.
Financial Results
Regeneron’s total revenue decreased to $15.6 million in the third quarter of 2006 from $16.2 million in the same quarter of 2005 and increased to $53.1 million for the first nine months of 2006 from $48.8 million for the same period of 2005. Contract research and development revenue in 2006 principally related to the Company’s VEGF Trap collaboration with sanofi-aventis in cancer indications. In 2005, contract research and development revenue related both to the Company’s collaboration with sanofi-aventis and the Company’s collaboration with Procter & Gamble, which ended in June 2005. Contract manufacturing revenue related to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which expired in October 2006.
Regeneron recognized contract research and development revenue of $10.0 million in the third quarter of 2006 and $38.7 million for the first nine months of 2006 related to the Company’s collaboration with sanofi-aventis, compared with $11.2 million and $30.4 million, respectively, for the same periods of 2005. Contract research and development revenue from the sanofi-aventis collaboration consisted of reimbursement of VEGF Trap development expenses plus recognition of amounts related to $105.0 million of previously received and deferred up-front, non-refundable payments. Reimbursement of expenses decreased to $7.0 million in the third quarter of 2006 from $8.9 million in the comparable quarter of 2005, but increased to $29.6 million in the first nine months of 2006 from $23.4 million in the same period of 2005, principally because costs related to the Company’s manufacture of VEGF Trap clinical supplies were lower in the third quarter of 2006, but higher for the first nine months of 2006, compared to the same periods of 2005, respectively. With respect to the up-front payments from sanofi-aventis, $3.0 million was recognized in the third quarter of 2006 compared to $2.3 million in the same quarter of 2005, and $9.1 million was recognized in the first nine months of 2006 compared to $7.0 million in the same period of 2005.
Sanofi-aventis also incurs VEGF Trap development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the VEGF Trap oncology program. During the term of the collaboration, sanofi-aventis pays 100% of agreed-upon VEGF Trap development expenses incurred by both companies. Following commercialization of a VEGF Trap product by the collaboration, Regeneron, from its 50% share of VEGF Trap profits, will reimburse sanofi-aventis for 50% of the VEGF Trap development expenses previously paid by sanofi-aventis.
Total operating expenses for the third quarter of 2006 were $43.9 million, 13 percent lower than the comparable quarter in 2005, and $127.3 million for the first nine months of 2006, 11 percent lower than the same period in 2005, due, in part, to lower Company headcount. Average Company headcount declined to 574 in the first nine months of 2006 from 728 in the same period of 2005, primarily as a result of workforce reductions made in the fourth quarter of 2005.

The Company recognized non-cash compensation expense related to employee stock option awards (Stock Option Expense) in accordance with Statement of Financial Accounting Standards No. (SFAS) 123 in 2005, and in accordance with SFAS 123R (which is a revision of SFAS 123), effective January 1, 2006. Operating expenses in the third quarter of 2006 and 2005 include a total of $4.7 million and $5.5 million, respectively, of Stock Option Expense, as follows:
For the three months ended September 30,

(in millions)	2006
	Expenses before
	inclusion of Stock
Expenses	Option Expense	Stock Option Expense	Expenses as Reported
Research and development	$32.1	$2.7	$34.8
Contract manufacturing	3.0	0.1	3.1
General and administrative	4.1	1.9	6.0

Total operating expenses	$39.2	$4.7	$43.9

For the three months ended September 30,

(in millions)	2005
	Expenses before
	inclusion of Stock
Expenses	Option Expense	Stock Option Expense	Expenses as Reported
Research and development	$37.8	$3.3	$41.1
Contract manufacturing	3.0	0.3	3.3
General and administrative	4.3	1.9	6.2

Total operating expenses	$45.1	$5.5	$50.6

Operating expenses for first nine months of 2006 and 2005 include a total of $13.2 million and $16.2 million, respectively, of Stock Option Expense, as follows:

For the nine months ended September 30,

(in millions)	2006
	Expenses before
	inclusion of Stock
Expenses	Option Expense	Stock Option Expense	Expenses as Reported
Research and development	$94.0	$7.3	$101.3
Contract manufacturing	7.4	0.3	7.7
General and administrative	12.7	5.6	18.3

Total operating expenses	$114.1	$13.2	$127.3

For the nine months ended September 30,

(in millions)	2005
	Expenses before
	inclusion of Stock
Expenses	Option Expense	Stock Option Expense	Expenses as Reported
Research and development	$107.6	$10.1	$117.7
Contract manufacturing	7.1	0.3	7.4
General and administrative	12.8	5.8	18.6

Total operating expenses	$127.5	$16.2	$143.7

Research and development (R&D) expenses decreased to $34.8 million in the third quarter of 2006 from $41.1 million in the comparable quarter of 2005, and to $101.3 million in the first nine months of 2006 from $117.7 million in the same period of 2005. In addition to the impact of lower Company headcount, as described above, in the first nine months of 2006, the Company incurred lower development expenses for the IL-1 Trap and other clinical development programs, which were partly offset by higher development expenses for the VEGF Trap and VEGF Trap-Eye.
Effective January 1, 2006, the Company adopted the provisions of SFAS 123R, Share-Based Payment, which is a revision of SFAS 123. SFAS 123R requires companies to estimate the number of awards that are expected to be forfeited at the time of grant and to revise this estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to the adoption of SFAS 123R, the Company recognized the effect of forfeitures in stock-based compensation cost in the period when they occurred, in accordance with SFAS 123, which was adopted effective January 1, 2005. Upon adoption of SFAS 123R effective January 1, 2006, the Company was required to record a cumulative effect adjustment to reflect the effect of estimated forfeitures related to outstanding awards that are not expected to vest as of the SFAS 123R adoption date. This adjustment reduced the Company’s loss by $0.8 million and is included in the

Company’s operating results for the first nine months of 2006 as a cumulative-effect adjustment of a change in accounting principle.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
Charles.Poole@regeneron.com	ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005

ASSETS
Cash and marketable securities	$289,597	$316,654
Receivables	7,940	36,521
Property, plant, and equipment, net	51,035	60,535
Other assets	6,614	9,791

Total assets	$355,186	$423,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$19,054	$23,337
Deferred revenue	73,659	86,162
Notes payable	200,000	200,000
Stockholders’ equity	62,473	114,002

Total liabilities and stockholders’ equity	$355,186	$423,501

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

Revenues
Contract research and development	$11,448	$11,533	$41,026	$38,580
Contract manufacturing	4,176	4,661	12,075	10,189

	15,624	16,194	53,101	48,769

Expenses
Research and development	34,808	41,116	101,290	117,670
Contract manufacturing	3,054	3,246	7,716	7,412
General and administrative	6,019	6,219	18,264	18,581

	43,881	50,581	127,270	143,663

Loss from operations	(28,257)	(34,387)	(74,169)	(94,894)

Other income (expense)
Other contract income				30,640
Investment income	3,858	2,746	11,023	7,515
Interest expense	(3,011)	(3,011)	(9,033)	(9,035)

	847	(265)	1,990	29,120

Net loss before cumulative effect of a change in accounting principle	(27,410)	(34,652)	(72,179)	(65,774)

Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)			813

Net loss	($27,410)	($34,652)	($71,366)	($65,774)

Net loss per share amounts, basic and diluted:

Net loss before cumulative effect of a change in accounting principle	($0.48)	($0.62)	($1.27)	($1.18)
Cumulative effect of adopting SFAS 123R			0.02

Net loss	($0.48)	($0.62)	($1.25)	($1.18)

Weighted average shares outstanding, basic and diluted	57,011	55,978	56,884	55,903